FOR IMMEDIATE RELEASE Contacts: Robert Forrester Chief Operating Officer CombinatoRx, Incorporated 617-301-7575 rforrester@combinatorx.com Gina Nugent 617-460-3579 gnugent@combinatorx.com

COMBINATORX AND NEUROMED CLOSE MERGER

– Creates a Sustainable Biotechnology Company With Significant Product Assets, Unique Discovery Capabilities and Combined Financial Resources –

CAMBRIDGE, Mass. – December 21, 2009 - CombinatoRx, Incorporated (NASDAQ: CRXX) and Neuromed Pharmaceuticals Inc. announced today that they have merged. This merger brings together the product assets and financial resources of both organizations, including potential Exalgo™ milestone and royalty revenue, CombinatoRx’s portfolio of product candidates and unique drug discovery capabilities.

The combined company will trade under the stock symbol “CRXX“ on the NASDAQ Global Market. Dr. Christopher Gallen, formerly President and CEO of Neuromed, will be President and CEO and Robert Forrester, formerly Interim President and CEO of CombinatoRx, will be COO of the combined company. Both Dr. Gallen and Mr. Forrester have joined the board of directors of the combined company. Under the merger agreement, CombinatoRx issued approximately 14.9 million new shares of its common stock to Neuromed stockholders and placed another approximately 67.8 million new shares of its common stock in escrow. Escrow shares will be released in whole or in part to former Neuromed stockholders based upon the outcome and timing of the FDA’s review of the New Drug Application (NDA) of the product candidate Exalgo, which has a February 22, 2010 PDUFA review date.

“CombinatoRx has the potential to create a thriving biopharmaceutical business based on the nearer-term revenue-generating potential of our partnered product assets, such as Exalgo and Prednisporin™, while focusing internal efforts on key programs in our product pipeline with the highest likelihood of creating value going forward,” commented Christopher Gallen, MD, Ph.D., President and CEO of CombinatoRx.

“The Neuromed team will bring their considerable product development expertise to bear on our product candidate pipeline to enable the potential creation of exciting new therapeutics,” said Robert Forrester, Chief Operating Officer of CombinatoRx.

Merger Details

CombinatoRx issued approximately 14.9 million new shares of its common stock to Neuromed stockholders and placed another approximately 67.8 million new shares of its common stock in escrow. Escrow shares will be released in whole or in part to former Neuromed stockholders based upon the outcome and timing of the FDA’s review of the NDA product candidate Exalgo, which has a February 22, 2010 PDUFA review date. Based on the timing of the FDA’s approval decision on Exalgo, the percentage ownership of the combined company will be adjusted by releasing shares out of escrow to former Neuromed stockholders or returning shares from escrow back to CombinatoRx for cancellation.

·	If Exalgo approval is received by December 31, 2009, pre-merger CombinatoRx stockholders will own 30% of the combined company.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

·	If approval is received between January 1, 2010 and September 30, 2010, pre-merger CombinatoRx stockholders will own 40% of the combined company.

·	If approval is received between October 1, 2010 and December 31, 2010, pre-merger CombinatoRx stockholders will own 60% of the combined company.

·	If approval is not received by December 31, 2010, pre-merger CombinatoRx stockholders will own 70% of the combined company.

About the Combined Company

The combined company has substantial opportunity for building value going forward, including:

·	Partnered product assets such as Exalgo and Prednisporin:

	o	Exalgo, a significant late-stage product opportunity which was recently acquired by Mallinckrodt Inc., a subsidiary of Covidien plc, as a key asset in their emerging branded pain management franchise. The key terms of the agreement include $15 million in upfront payments, additional development funding of up to $16 million to cover internal and external costs associated with Exalgo, an FDA approval milestone of $30 million, which could potentially increase up to $40 million, and tiered royalties on Exalgo net sales after FDA approval.

	o	Prednisporin, a CombinatoRx-derived combination drug candidate, which was recognized as a key ophthalmic asset by Sanofi-Aventis in its acquisition of our collaborator, Fovea Pharmaceuticals. CombinatoRx is eligible to receive development and regulatory-based milestone payments for Prednisporin of up to approximately $40 million and increased tiered royalty payments of up to 12% of net sales.

·	Key pipeline programs with the potential to generate long-term value.

·	Experienced leadership team with substantial product development expertise and many drug approvals.

·	Validated drug discovery technology as illustrated by the CombinatoRx-Novartis oncology collaboration, which has the potential to generate future product opportunities and milestone payments for CombinatoRx.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) develops novel drug candidates with a focus on the treatment of pain and inflammation. The company applies its combination drug discovery capabilities and its selective ion-channel modulation platform to generate innovative therapeutics. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx and Neuromed, the product candidate Exalgo™, and its potential for FDA approval and its ability to generate future revenues for the combined company, the other CombinatoRx product candidates, CombinatoRx’s drug discovery technology and collaboration with Novartis and the business plans and financial condition of the combined company. These forward-looking statements about future expectations, plans and prospects of CombinatoRx, Neuromed and the combined company involve significant risks, uncertainties and assumptions, including risks related to the ability of Neuromed or Mallinckrodt to obtain regulatory approval for the sale and marketing of its Exalgo™ product candidate, the ability of Mallinckrodt, Novartis, Fovea and the other collaborators with CombinatoRx to perform their obligations under their collaboration agreements, the ability of the combined company to initiate and successfully complete clinical trials of its product candidates, the unproven nature of the CombinatoRx drug discovery technologies, CombinatoRx’s ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2009 CombinatoRx, Incorporated. All rights reserved. -end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com